Exhibit 99.15
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                                  NEWS RELEASE
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         FNB Bancorp Declares Stock Dividend and Special Cash Dividends

         South San Francisco, California--November 28, 2003: FNB Bancorp (Bulletin Board FNBG), the holding company for First National Bank of Northern California, announced that its Board of Directors has declared a stock dividend of approximately 120,688 shares, payable at the rate of one share of Common Stock for every twenty (20) shares of Common Stock owned. The stock dividend will be payable December 15, 2003, to shareholders of record on November 28, 2003.

First National Bank of Northern California also announced that its Board of Directors, on October 31, 2003, has declared a special cash dividend on common stock payable to the shareholders of record as of December 15, 2003, after the execution of the stock dividend, payable January 5, 2004, at the rate of 12 cents per share.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

Contacts:

FNB Bancorp

Tom McGraw, 650-875-4865

James B. Ramsey, 650-875-4862  (Senior VP & CFO)


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